UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2011

MMRGLOBAL, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 WILSHIRE BLVD., SUITE 200 LOS ANGELES, CA 90010
(Address of Principal Executive Offices) (Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On December 16, 2011 MMRGlobal, Inc. ("MMR") entered into a Deal Memorandum (the "Memorandum") with JER, Inc. ("JER") and Skin Cancer & Reconstructive Surgery Specialist of Beverly Hills ("Reconstructive"), two distinct but affiliated entities. Pursuant to the Memorandum, the parties have agreed to the principal terms of a transaction to be negotiated and potentially consummated by the parties (the "Transaction").

  MMR is a publicly traded company that provides internet-based consumer-controlled personal health records, an electronic document imaging and management system for healthcare professionals incorporating a patient portal for patients, and electronic safe deposit box solutions, all of which are based on proprietary, patented technologies for secure storage, retrieval and sharing of personal health information and other important documents (the "Health IT Products"). MMR also owns a patent portfolio and maintains separate licensing agreements for the Health IT Products and biotech assets acquired from a 2009 merger with Favrille, Inc. The parties have agreed that the Biotech assets will be spun into a separate entity on a tax neutral basis for the benefit of existing shareholders prior to or concurrently with the Transaction.

  JER and Reconstructive have represented to MMR that they have recurring revenue management service ("RMS") agreements to provide revenue management services with healthcare professionals, including but not limited to affiliates of JER and Reconstructive. JER and Reconstructive have also represented to MMR that they will continue to develop additional JER Agreements which could include running in tandem with MMR product and service offerings.

  JER has also represented to MMR that they are in the business of, amongst other things, purchasing medical and Workman's compensation insurance　accounts　receivable and plans to continue to do so on an ongoing basis in addition to the business of MMR. JER currently has at least $150,000,000 in accounts receivable, which would be contributed to MMR on closing of the Transaction.

  Reconstructive is a Health IT company that has represented to MMR to have its own proprietary patent pending electronic health records ("EHR") and practice management software. Reconstructive has annual gross revenues under generally accepted accounting principles in 2010 of approximately $8,000,000 and EBITDA of approximately $3,500,000, and comparable or better annual gross revenues and EBITDA for 2011.

  JER and Reconstructive have represented to MMR that together they are in the revenue cycle management business that automates and manages billing-related functions for physician practices assisting them with the handling of claims and billing processes to help manage reimbursement and includes a practice management platform.

  JER and Reconstructive at a minimum will transfer all of the assets described above including but not limited to all of its business, goodwill, real property, accounts, assets, tangible and intangible personal property, all ownership interests in its business and assets, including stock, or property to which it has a right to acquire in the future, to MMR in exchange for the issuance of preferred stock of MMR (the "Preferred Stock"), with　the terms　of such Preferred Stock to be negotiated between the parties (the "Transaction"). The Preferred Stock is intended to represent a fair portion of MMR's equity as determined by one or more independent investment banking firms.

  The Transaction and its final structure is subject to a number of conditions and contingencies, including, but not limited to, independent valuations and a fairness opinion by a top tier investment banking firm selected by MMR, as well as the negotiation and acceptance of a definitive Merger Agreement or Asset Purchase Agreement (as to be determined after discussion with the parties respective tax, legal and financial advisors), a final audit of JER and Reconstructive, satisfactory completion of due diligence and the receipt of corporate approvals for the Transaction to the extent required therefor.

  JER and Reconstructive have also agreed to pay all outstanding balances under MMR's credit line with The RHL Group and to immediately replace such credit line with a substantially similar JER and Reconstructive credit line upon execution of the Memorandum.

  On closing the Company will operate under the name of MMRGlobal. The parties plan on Robert Lorsch remaining as Chief Executive Officer after the closing of the Transaction.

The parties have agreed to use their best efforts to close the transaction as soon as reasonable possible given the time for audits, fairness opinions due diligence, proxies and other SEC filings to the extent necessary.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMRGLOBAL, INC.
December 19, 2011	By: /s/ Robert H. Lorsch Robert H. Lorsch Chief Executive Officer